Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES CLOSING OF
MAGUIRE MACQUARIE OFFICE VENTURE

LOS ANGELES, January 6, 2006 - Maguire Properties, Inc. (NYSE: MPG), a leading Southern California focused real estate investment trust, today announced it has completed its previously announced agreement with Macquarie Office Trust to form a joint venture Maguire Macquarie Office to own, operate and acquire office properties principally located in Southern California. Net proceeds to Maguire Properties from the transaction were approximately $350 million and will be used to pay down debt as well as for future strategic acquisitions and development opportunities.

Mr. Robert F. Maguire III, Chairman and Chief Executive Officer of Maguire Properties, said, “We are very pleased to have closed this transaction which solidifies our strategic partnership with Macquarie Office Trust. We hold the Macquarie team in high regard and believe our partnership will exceed both Companies’ return objectives. Supported by strong leasing activity and exciting development opportunities, our plan is to substantially grow this venture and maximize the value of these terrific assets over the long-term.”

The aggregate size of the initial Maguire Macquarie Office portfolio is nearly 4.0 million square feet and includes five assets (One California Plaza, Cerritos Corporate Center, Washington Mutual Campus, San Diego Tech Center and Wells Fargo Center) contributed by Maguire Properties and one asset (Stadium Gateway) contributed by Macquarie Office Trust.

Maguire added, “We view this venture approach to be particularly meaningful as Maguire Properties retains 20% ownership in the venture and will receive a variety of fees including an asset management fee and will be entitled to out performance distributions based on the results of the venture which we believe we can achieve.”

About Maguire Properties, Inc.

Maguire Properties, Inc., a Southern California focused real estate investment trust is the largest owner and operator of Class A office properties in the Los Angeles central business district . The Company is focused on owning, developing and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

About Macquarie Office Trust

Macquarie Office Trust is a listed property trust with assets under management of A$4.7 billion (on settlement of the Maguire portfolio). More than A$26 billion in property assets are managed under the Macquarie brand, across a portfolio of listed and unlisted property trusts, unlisted development funds and property investment syndicates, globally. For more information on Macquarie Office Trust, refer to the Trust’s website at www.macquarie.com.au/officetrust.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks that the closing conditions to the above-described venture will not be satisfied, including that the existing project lenders will not approve the proposed transaction and that the transaction will not be completed as a result thereof; risks associated with joint ventures, including loss of sole decision-making authority and potential disputes with joint venture partners; risks associated with the failure to manage effectively the Company’s growth and expansion into new markets or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; general risks affecting the real estate industry (including, without limitation, the inability to enter or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on form 10-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:	Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558

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